Exhibit 19.1

BRIACELL THERAPEUTICS CORP. (THE “COMPANY”)

INSIDER TRADING AND BLACKOUT PERIOD POLICY

PURPOSE

The Company is a publicly traded company listed on the Toronto Stock Exchange and Nasdaq (collectively, the “Exchanges”). As such, trades in the Company’s securities1 are subject to Canadian rules and regulations, as well as the rules and regulations of the Exchanges (collectively, “securities laws”). Securities laws generally prohibit trading or dealing in the securities of a company on the basis of material non-public information. Anyone violating these laws is subject to personal liability and could face criminal and civil penalties, fines, or imprisonment as well as causing significant damage to the Company’s reputation.

The purpose of this Policy is to assist Company Personnel (as defined below) in complying with their obligations. This Policy does not replace your responsibility to understand and comply with the securities laws, including the legal prohibitions on insider trading and, if applicable, your obligation for insider reporting.

Trading in securities of the Company, including without limitation the purchase and sale of common shares and the exercise of stock options, by Company Personnel, must also avoid the appearance of impropriety, as well as remain in full compliance with securities laws. Accordingly, you must exercise good judgment when engaging in securities transactions and when relaying to others information obtained as a result of your employment with or other relationship to the Company. If you have any doubt whether a particular situation requires refraining from effecting a transaction in the Company’s securities or sharing information with others, such doubt should be resolved against taking such action.

COMPANY PERSONNEL

The following persons are required to observe and comply with this Policy:

(a)	all directors, officers and employees of the Company or its subsidiaries;

(b)	any other person retained by or engaged by or on behalf of the Company or any of its subsidiaries (such as a consultant, independent contractor, adviser, or other service provider);

(c)	any family member, spouse or other person living in the household or a dependent child of any of the individuals referred to in Sections (a) and (b) above;

(d)	partnerships, trusts, corporations, RRSP’s and other entities over which any of the above-mentioned individuals exercise control or direction; and

1 “Securities” includes common shares and any other security that the Company may issue from time to time, including preferred shares, options, debentures, warrants, restricted share units, puts, calls and other derivative instruments with respect to such securities and any other securities that are convertible or exchangeable into such securities.

(e)	any other persons to which any of the individuals referred to in Sections (a), (b) and (c) above exercise control or direction.

For the purposes of this Policy, the persons listed above are collectively referred to as “Company Personnel”. Sections (c) and (d) should be carefully reviewed by Company Personnel; those sections have the effect of making various family members or holding companies or trusts of the persons referred to in Sections (a) and (b) subject to this Policy.

MATERIAL NON-PUBLIC INFORMATION

“Material undisclosed information” is information that:

(i)	could reasonably be expected to have a significant effect on the market price or value of the Company’s securities; or

(ii)	a reasonable investor would consider to be important in making an investment decision regarding the purchase or sale of the securities of the Company;

and that has not been previously disclosed or published by means of a broadly disseminated news release or securities filing with a reasonable amount of time having been given for investors to analyze the information.

Examples of material undisclosed information include but are not limited to: financial performance and significant changes in financial performance; projections and strategic plans; major R&D and clinical milestones, major corporate acquisitions and dispositions; significant changes to major assets and operations; changes in ownership of the Company’s securities that may affect the control of the Company; significant changes in senior management or to the Board of Directors; significant litigation; changes in corporate structure, such as reorganizations; changes in capital structure; significant new debt or material events of default; public or private sale of additional securities; entering into or loss of significant contracts; major labour disputes or disputes with major contractors, customers or suppliers; takeover bids and issuer bids; and any decision to implement such a change by the Company’s Disclosure Committee who believe that confirmation of the decision by the Company’s Board of Directors is probable.

If you have any doubt whether certain information is “material,” you should not trade or communicate such information. Information is “non-public” until it has been made available to investors generally, such as in publicly available reports filed with the applicable stock exchange or securities commission or in press releases issued by a company. In general, information may be presumed to have been available to investors two business days after the formal release of such information.

PROHIBITED AND RESTRICTED ACTIVITIES

Insider Trading

You must not engage in transactions in any securities, whether of the Company or of any other companies, while in possession of material, non-public information regarding such company or securities, including engaging in transactions in any securities of companies with which the Company does business, or may do business, when you are in possession of material, non-public information regarding such company or securities (“insider trading”).

Under this Policy, “trading” includes any sale or purchase of securities of the Company, including but not limited to: (a) buying or selling puts or calls or other derivative securities on the Company’s securities; (b) the exercise of stock options granted under the Company’s stock option plan; and (c) the acquisition of shares or any other securities pursuant to any Company benefit plan or arrangement. Notwithstanding (b) above, you may exercise stock options granted under the Company’s stock option plan for cash, but the sale of any shares issued on the exercise of Company-granted stock options apply to the foregoing prohibition. Notwithstanding item (c) above, regular, purchases in accordance with a previously approved structured trading plan are exempt from the foregoing prohibition; however, starting, stopping, or making changes to your Pre-Approved Trading Plan (defined below), is prohibited during any period of time you are in possession of material, non-public information about the Company.

Tipping

You must not disclose material, non-public or other confidential information relating to the Company or other companies, when obtained in the course of service to the Company, to anyone, inside or outside of the Company (including family members) (“tipping”), except on a strict need-to-know basis as is necessary in the course of the Company’s business and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient. You must treat all information concerning the Company as confidential and proprietary to the Company. Any uncertainty concerning the disclosure of any such information to other persons in the course of the Company’s business should be immediately brought to the attention of a member of the Disclosure Committee for resolution. You must also refrain from recommending or suggesting that any person engage in transactions in securities, whether of the Company or any other company, while in possession of material, non-public information about those securities or that company. Both the person who provides the information and the person who receives the information are liable under securities laws if the person who receives the information trades in securities based on the provided non-public information.

Trading During Blackouts

You must not, directly or indirectly, trade in securities of the Company during any Blackout Period (as described below).

Hedging Transactions

You must not engage in hedging transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her share holdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow you to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other shareholders. Therefore, you are prohibited by this Policy from engaging in any such hedging transactions.

Margin Accounts and Pledges

You must not hold securities of the Company in a margin account or pledge Company securities as collateral. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

BLACKOUT PERIODS

The Company reserves the right to restrict trading by directors, officers, employees and agents in securities of the Company. Such restriction is generally referred to as a “Blackout Period” and is in place when there is, or is potential for, a significant event pending or there is information available but not yet disclosed.

The “Blackout Period” is:

(a)	for quarterly financial results, the period beginning at the end of the trading day that is two (2) weeks prior to the end of the quarter and ending at the end of the first full trading day after the financial results are publicly disclosed. This Blackout Period applies to all directors, officers, finance and accounting staff and corporate communications staff directly involved in the dissemination of the financial results, and other Company’s employees as determined by senior management;

(b)	for annual financial results, the period beginning at the end of the trading day that is two (2) weeks prior to the end of the fiscal year and ending at the end of the first full trading day after the annual financial results are publicly disclosed. This Blackout Period applies to all directors, officers, finance and accounting staff, corporate communications staff directly involved in the dissemination of the financial results, and other Company’s employees as determined by senior management;

(c)	for news releases containing material information, other than financial results, the period beginning at the end of the trading day that is one (1) week prior to the end of one full trading day immediately following the time of the announcement. This Blackout Period applies to all directors and officers and other employees as determined by senior management; or

(d)	any other time and for any length of time as deemed necessary by the Company’s Disclosure Committee.

All efforts will be made to advise of Blackout Periods as soon as possible; however, it is your responsibility to ensure that you are not in violation of the prohibition against trading during a Blackout Period by pre-clearing transactions with a member of the Disclosure Committee in accordance with this Policy.

PRE-APPROVED TRADING PLANS

Notwithstanding any of the prohibitions contained in this Policy, Company Personnel may trade in Company securities at any time pursuant to a trading plan (e.g. an automatic securities purchase plan) that has been properly adopted and is properly administered in accordance with National Instrument 55-104 – Insider Reporting Requirements and Exemptions (a “Pre-Approved Trading Plans”). All adopted Pre-Approved Trading Plans must comply with all applicable policies established by the Company, in addition to complying with securities laws.

The rules applicable to Pre-Approved Trading Plans are complex and technical in nature, so you should not employ a Pre-Approved Trading Plan without obtaining advice from legal counsel. A Pre-Approved Trading Plan may not be adopted at any time when you are aware of material non-public information or are subject to a Blackout Period.

The Company reserves the right to consider and determine whether public announcement of a Pre-Approved Trading Plan should be made.

INSIDER REPORTING OBLIGATIONS

Canadian securities laws impose reporting requirements on certain insiders of the Company. If you are a reporting insider, you are personally responsible for compliance with reporting requirements under applicable securities laws. The following summary is offered for informational purposes only and is not a substitute for legal advice regarding your individual circumstances.

CANADIAN SECURITIES LAW OBLIGATIONS

Who has to file reports?

For Canadian reporting obligation purposes, “Insider” means a director, officer or 10% shareholder of the Company and a director or officer of a company that is an insider or a subsidiary of the Company.

“Reporting Insider” means (i) the CEO, CFO and COO of the Company, of a 10% shareholder of the Company or of a major subsidiary of the Company; (ii) directors of the Company, of a 10% shareholder or of a major subsidiary of the Company; (iii) a person responsible for a principal business unit, division or function of the Company; (iv) a 10% shareholder of the Company; (v) an individual performing any of the foregoing functions; and (vi) any other insider that in the ordinary course receives or has access to information as to material facts or material changes about the Company before they are generally disclosed and that directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the Company.

When do you have to report?

Insider reports must be filed within 5 calendar days (which includes weekends and holidays) of any change in the reporting insider’s beneficial ownership of such securities. The deadline begins to run on the date of the trade, not the date of the settlement.

An initial insider report must be completed within 10 calendar days of the date a person becomes a reporting insider (provided that an insider who does not own or control securities of the Company at that time is not required to file a “nil” report).

You must also file and update your insider profile (i) if there is a change in the Company’s name, in your relationship to the Company or if you cease to be a reporting insider within 10 calendar days of the event, or (ii) if there is any other change to your profile, at the time you next file an insider report.

How do you report?

Insider reports are completed by accessing www.sedi.ca and registering as a SEDI user. You will thereafter login as a registered user and complete the filing online.

What do you have to report?

Each reporting insider is required to file reports with the Canadian securities commissions and the Exchanges as to his or her direct or indirect beneficial ownership of or control or direction over any securities of the Company. This includes, but is not limited to, purchases and sales of such securities, the grant and exercise of stock options, the exercise of warrants, the conversion or exchange of other securities, the acquisition of underlying securities on the exercise of options, warrants or other convertible or exchangeable securities, and the sale of shares acquired upon exercise of stock options. The following is the information required for filing insider reports:

(a)	Security designation (e.g., common shares, warrants, stock options);

(b)	Ownership type and registered holder (if applicable); ownership type includes:

●	Direct ownership – indicates that the security is held directly; for example, the reporting insider holds the securities in an account with a broker and the account is in his/her name;

●	Indirect ownership – indicates that the security is held indirectly; for example, the reporting insider beneficially owns common shares in the Company, but the registered owner is another entity, such as a holding company that the reporting insider owns;

●	Control or direction – indicates that the insider has control or direction over a security. The reporting insider has control or direction if, directly or indirectly, he/she has or shares voting power or investment power through any contract, arrangement, understanding or relationship. For example, the reporting insider may have been granted authority to vote or trade securities owned by family members, friends or associates.

(c)	Opening balance of securities held;

(d)	Date of transaction;

(e)	Nature of transaction – for example, acquisitions and dispositions (open market or private), grants of options, gifts, inheritances, exercises of options, sale of shares acquired upon exercise of options;

(f)	Number/value of securities acquired or disposed;

(g)	Unit price or exercise price;

(h)	Type of currency;

(i)	Closing balance of securities held.

COMPLIANCE

Your actions with respect to matters governed by this Policy are significant indications of your judgment, ethics, and competence. Any actions in violation of this Policy may be grounds for disciplinary action, up to and including immediate dismissal, as well as exposure to civil and criminal liability.